QUALSTAR CORPORATION

130 WEST COCHRAN STREET, UNIT C
SIMI VALLEY, CALIFORNIA 93065

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement"), dated as of June 1, 2016, is entered into between Qualstar Corporation, a California corporation with principal offices located at130 West Cochran Street, Unit C, ("Qualstar" or the "Company") and Steven N. Bronson, an individual residing at ### ###### ("Executive") (each a "Party" and collectively, the "Parties").

WITNESSETH:

WHEREAS, Qualstar desires to employ Executive and Executive is willing to accept such employment on such terms and conditions as set forth below,

WHEREAS, Qualstar previously granted Executive options for 100,000 shares of Qualstar's common stock as authorized by the Compensation Committee on October 8, 2014 and subsequently approved by the full Board ("Options"),

WHEREAS, the Parties agree it is in the best interest of the Company and Executive to cancel the Options,

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, Qualstar and Executive agree as follows:

1. Employment. Qualstar hereby employs Executive as its Chief Executive Officer and President, subject to the terms and conditions set forth in this Agreement.

2. Term. The term of this Agreement shall commence on June 1, 2016, and terminate on December 31, 2016 (the "Term"), subject to earlier termination pursuant to the provisions herein.

3. Duties and Location. Executive shall serve as Chief Executive Officer and President and shall perform all duties commensurate with his positions and as may be assigned to him by the Board of Directors of the Company (the "Board"). It is understood that Executive shall not be required to devote his full business time and energies to the business and affairs of the Company, however Executive shall use his best efforts, skills and abilities to perform all duties and obligations required of him by the Company, promote the interests of the Company and diligently and competently perform the duties of his positions for the Company. Executive will be based in Charleston, South Carolina, but will travel as necessary to fulfill his duties and responsibilities. Executive is eligible for reimbursement of related and necessary office and travel expenses consistent with Section 5.

4. Compensation and Benefits.

4.1 Base Salary. During the Term, as compensation for the satisfactory performance of all duties to be performed by Executive hereunder, Qualstar shall pay Executive a base salary of $160,000 per annum, paid bi-weekly less required deductions for state and federal withholding tax, Social Security, and any other applicable employee benefit contributions and taxes (the "Base Salary").

4.2 Bonus Compensation. Executive shall be eligible to earn up to 100% of his Base Salary in the form of a bonus measured over the calendar year based on his success in the following areas: organizational restructuring, a return to P&L profitability (or a return to breakeven), positive operating cash flow, cost containment (at the gross line and within SG&A), sales network expansion, public company compliance, and success in creating shareholder value through mergers and acquisitions and/or strategic combinations involving other businesses, whether they be related or unrelated to Qualstar's core businesses. Whether Executive earns a bonus will be determined solely in the discretion of the Board (excluding Executive). If earned, the amount earned (the "Bonus Payment") will be paid by February 15, 2017. Executive must be employed to earn the Bonus Payment unless otherwise required by law.

4.3 Paid Time Off. Executive shall accrue up to five weeks (25 days) of Paid Time Off (PTO) annually, up to a maximum of 200 hours that may be accrued. After the maximum accrual is met, Executive will not accrue additional PTO until he uses PTO and brings the balance below the maximum accrual. This PTO allowance shall be *in addition* to the Paid Holidays that are provided as part of the standard benefit package for all Qualstar employees.

4.4 Benefit Package. Executive will be eligible to participate in the Company's benefits plans, as amended from time to time by the Company. The eligibility to participate in the plans and to receive benefits under the plans will be subject to the terms and requirements of the governing benefits plan documents and policies. Any issues with respect to entitlement to or payment of benefits under the benefits package will be governed by the terms of such documents and policies. No exclusive top-tier benefit plans shall be offered, as part of Executive compensation except as otherwise provided in this Agreement.

4.5 Equity Grant. Executive agrees and acknowledges that the Options are cancelled as of the date of this Agreement. Executive waives all rights Executive may have with respect to the Options including rights to further notice or rights to exercise the Options.

5. Reimbursement of Business Expenses. During the Term, upon submission of proper invoices, receipts or other supporting documentation satisfactory to Qualstar and in specific accordance with such guidelines as may be established from time to time, Executive shall be reimbursed by Qualstar for all reasonable business expenses actually and necessarily incurred by Executive on behalf of Qualstar in connection with Executive's performance of services under this Agreement.

6. Representations as to Employability.

6.1 Absence of prior restrictions. Executive represents and warrants that Executive is not party to, or bound by, any agreement or commitment, or subject to any restriction, including, but not limited to agreements related to previous employment containing confidentiality, non-solicitation, non-poaching or non-compete covenants, which would adversely affect the business of Qualstar or Executive's performance of duties under this Agreement.

6.2 Absence of third party proprietary information. Executive represents and warrants that Executive is not in possession of and will not bring onto the Company's premises or access or utilize any proprietary information of any prior employer or other third-party that Executive is not permitted to have. Executive represents, further, that Executive will be able to fulfill Executive's duties hereunder without such proprietary information by utilizing only information that is generally available in the public domain or the rightful property of Executive or the Company.

7. Confidentiality and Proprietary Information.

7.1 Non-Disclosure. During the course of Executive's employment with Qualstar, Executive has and will continue to learn of Confidential Information (as defined below) and Executive may develop Confidential Information on behalf of Qualstar. Executive agrees that Executive will not use or disclose to any person (except as required by applicable law or for the proper performance of Executive's duties and responsibilities for Qualstar) any Confidential Information obtained or created by Executive incident to Executive's employment or any other association with Qualstar. Executive understand that this restriction shall continue to apply after Executive's employment terminates, regardless of the reason for such termination.

7.2 Protection of Information. All information, trade secrets, data, documents, records and files, in any kind of media, relating to the business (whether past, present or future) of Qualstar ("Confidential Information"), whether or not prepared by Executive, shall be the sole and exclusive property of Qualstar. Executive agrees to safeguard all Confidential Information and to surrender to Qualstar, at the time Executive's employment terminates or at such earlier time as requested, all tangible forms of Confidential Information of Qualstar then in Executive's possession or control, and to destroy or retrieve any copies, such that no Confidential Information which was at any time in Executive's possession or control will exist in tangible form other than what Executive has turned over to Qualstar or destroyed. Notwithstanding any other provisions of this Agreement, pursuant to 18 USC § 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) solely for the purpose of reporting or investigating a suspected violation of law and in confidence to a federal, state, or local government official (either directly or indirectly) or to an attorney; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8. Application of IRC Section 409A.

8.1 If Executive is a "specified employee" within the meaning of Internal Revenue Code ("IRC") Section 409A(a)(2)(B)(i) at the time of termination of employment, any

payments and benefits provided under this Agreement that constitute "nonqualified deferred compensation" subject to IRC Section 409A that are provided to the Executive on account of his separation from service and are otherwise payable during the period ending on the date that is six (6) months after the separation from service shall be paid in a lump sum on the date that is six (6) months after Executive's separation from service instead of the date on which it would otherwise be paid to the extent required by IRC Section 409A.

8.2 To the extent applicable, it is intended that this Agreement comply with the provisions of IRC Section 409A, so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to Executive. This Agreement shall be construed, administered, and governed in a manner consistent with this intent and the following provisions of this paragraph shall control over any contrary provisions of this Agreement.

8.3 Payments and benefits under this Agreement payable upon Executive's termination or severance of employment with Qualstar that constitute deferred compensation under IRC Section 409A shall not be paid or provided prior to Executive's "separation from service" within the meaning of IRC Section 409A.

8.4 For purposes of IRC Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments so that each payment is designated as a separate payment for purposes of IRC Section 409A.

8.5 References in this Agreement to IRC Section 409A include both that Section of the IRC itself and any guidance promulgated thereunder.

8.6 Qualstar makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to IRC Section 409A but do not satisfy an exemption from, or the conditions of, such Section.

9. **Termination.** This Agreement may be terminated prior to the expiration of the Term set forth in Section 2 upon the occurrence of any of the events set forth in, and subject to the terms of, this Section 9.

9.1 **Voluntarily.** Executive may terminate this Agreement at any time by giving no less than thirty (30) days written notice to Qualstar.

9.2 **Death.** This Agreement will terminate immediately and automatically upon Executive's death.

9.3 **Disability.** This Agreement may be terminated at Qualstar's option, immediately upon notice to Executive, if Executive shall suffer a permanent disability. For the purposes of this Agreement, the term "permanent disability" shall mean Executive's inability to perform Executive's duties under this Agreement for a period of 180 consecutive days due to illness, accident or any other physical or mental incapacity, as determined by the Board of

Directors of Qualstar. In the event that a dispute arises with respect to Executive's disability, the Parties shall each select a duly licensed medical doctor to make such a determination. If the two doctors so selected cannot agree on a determination, they will mutually select a third duly licensed medical doctor and the decision of the majority of the three doctors will be binding.

9.4 Termination by Qualstar for Cause. Qualstar may terminate this Agreement upon thirty (30) days written notice to Executive for "Cause," as defined below. "Cause" shall mean (a) the willful and material breach or the material failure by Executive to perform Executive's duties and obligations under this Agreement, provided Executive does not cure such breach within thirty (30) days of Executive's receipt of written notice of such breach, (b) Executive's commission of a material act of dishonesty or gross negligence in the performance of Executive's duties hereunder, including but not limited to making any material misrepresentations to the Company, (c) Executive willfully engaging in conduct materially detrimental to the business of Qualstar, or (d) Executive being convicted of or pleading no contest or nolo contendere to a felony or a crime involving moral turpitude.

9.5 Termination by Executive for Good Reason. Executive may terminate his employment by written notice to Qualstar for "Good Reason," as defined below. "Good Reason" means one or more of the following: (a) Executive's assignment by Qualstar, without Executive's written consent, to duties or responsibilities which are not materially consistent with that of duties and responsibilities as set forth herein; (b) material reduction by Qualstar, without Executive's written consent, of Executive's Base Salary and bonus target pursuant to Section 4.1 and Section 4.2, above; or (c) Qualstar's material breach of its obligations under this Agreement, which breach has continued uncured for a period of thirty (30) days after its receipt of written notice from Executive.

9.6 Termination by Qualstar Without Cause. Qualstar may terminate this Agreement without Cause effective immediately, subject to the payment obligations in Sections 9.7 or 10, if applicable.

9.7 Compensation in Event of Termination.

a. Voluntary Termination. Upon Executive's voluntary termination of this Agreement pursuant to Section 9.1, Executive shall be entitled to receive the (1) salary earned on or before the Executive's last day of employment, regardless of the reason ("Separation Date"), (2) unpaid expenses incurred up to the Separation Date, (3) accrued, unused PTO up to the maximum that may be accrued, and (4) vested benefits, if any exist, which vested benefits will be handled in accordance with their controlling plans and documents (collectively, the "Final Pay"). If Executive terminates his employment pursuant to Section 9.1, all compensation described in this Agreement will cease as of Executive's Separation Date, and Executive will have no rights to any other compensation or payments other than the Final Pay. Executive will no longer continue any vesting but instead will retain any equity that has vested as of the date of termination.

b. Termination for Death or Disability. If Executive's employment is terminated due to Executive's Death or Disability pursuant to Sections 9.2 or 9.3, then Executive or his beneficiaries will be entitled to receive the Final Pay and any accrued Bonus Payments, and all equity and/or options issued to Executive by Qualstar but not yet vested shall

immediately fully vest as of the Separation Date provided that Executive satisfies the conditions for Severance in Section 9.7(d). Except as provided in this Section 9.7(b), upon termination pursuant to Sections 9.2 or 9.3, Executive will not be entitled to any further compensation or payments.

c. **Termination for Cause**. Upon the termination of this Agreement pursuant to Section 9.4, Executive shall be entitled to receive the Final Pay. If Qualstar terminates Executive's employment pursuant to Section 9.4, all compensation described in this Agreement will cease as of the Separation Date, and Executive will have no rights to any other compensation or payments other than the Final Pay.

d. **Termination by Executive for Good Reason or by Qualstar Without Cause.** If Executive's employment is terminated by Executive for Good Reason pursuant to Section 9.5, or by Qualstar without cause pursuant to Section 9.6, then Executive will be entitled to receive the following (collectively, the "Severance"), subject to the conditions specified below:

- a severance payment equal to 12 months of Executive's Base Salary;
- any Bonus Payment earned by Executive pursuant to paragraph 4.2, above prorated to the date of separation;
- COBRA Benefits (as defined below); and
- all equity or options issued to Executive by Qualstar but not yet vested shall immediately fully vest.

Severance is expressly conditioned upon (1) Executive's execution and delivery to Qualstar of a separation agreement in a form acceptable to Qualstar, which will include a full waiver and release of all claims by Executive against Qualstar, its affiliates, and their officers, directors, employees, and agents; (2) Executive not rescinding or revoking the separation agreement; and (3) Executive being and remaining in full compliance with this Agreement and all other obligations to Qualstar. Except as provided in this Section 9.7(d), upon termination by Qualstar without Executive's consent and without Cause, Executive will not be entitled to any further compensation, payments, or severance other than the Final Pay.

For purposes of this section, "COBRA Benefits" mean if Executive timely elects continued coverage under COBRA, the Company will pay Executive's COBRA premiums to continue Executive's coverage (including coverage for eligible dependents, if currently provided) at the same level of employer contribution as is currently provided ("COBRA Premiums") for the 12-month period following the separation date (the "COBRA Premium Period"); provided, however, that the Company will cease to pay the COBRA Premiums if: (A) Executive becomes eligible for comparable and comparably paid group health insurance coverage through a new employer, or (B) Executive and Executive's covered eligible dependents ceases to be eligible for COBRA continuation coverage. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to Executive, on the first day of each month, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholdings (such amount, the "Special Cash Payment"), for the remainder of the COBRA Premium Period (or such shorter period if Executive otherwise becomes covered by another

employer's group health plan). In the event Executive becomes covered under another employer's comparable and comparably paid group health plan during the COBRA Premium Period, Executive must immediately notify the Company of such event and the Company shall cease payment of the COBRA Premiums or the Special Cash Payments as the case may be.

10. Change In Control Provision. In the event there occurs a Change in Control with respect to Qualstar that results in the termination of Executive's employment within sixty days after the effective date of the Change in Control and subject to the conditions specified below, then Executive shall be entitled to receive a lump sum payment in an amount equal to one (1) times Executive's then Base Salary, payable within 60 days after the Separation Date on or after the date the Change in Control occurs and any Bonus set forth in 4.2. Additionally, upon a Change in Control any equity securities or options held by Executive that are subject to a vesting period, shall immediately fully vest. For the purposes of this Section, "Change In Control" means the consummation of any of the following transactions effecting a change in ownership or control of the Company: (i) a merger, consolidation or reorganization, *unless* securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company's outstanding voting securities immediately prior to such transaction; or (ii) any transfer, sale or other disposition of all or substantially all of the Company's assets; or (iii) the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's beneficial holders. In no event, however, shall a Change in Control be deemed to occur in connection with (i) a merger of the Company, the sole purpose of which is to reincorporate the Company in another jurisdiction, or (ii) any public offering of Common Stock, the primary purpose of which is to raise capital; or (iii) an increase or decrease of Executive's beneficial ownership in the Company. Executive's ability to receive the payment under this Section 10 is conditioned on Executive satisfying the conditions for Severance in Section 9.7(d).

11. Miscellaneous.

11.1 Survival. The provisions of Sections 7, 8, 9, 10, and 11 shall survive the termination of this Agreement.

11.2 Modification. This Agreement may not be modified unless in writing and signed by the Party against whom the same is sought to be enforced.

11.3 Waiver. Failure of a Party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations hereof shall not be construed to be a waiver of such provisions by such Party nor to in any way affect the validity of this Agreement or such Party's right thereafter to enforce any provision of this Agreement, nor to preclude such Party from taking any other action at any time which it would legally be entitled to take.

11.4 Assignment. This Agreement and all any rights or obligations hereunder

are not assignable by Executive, but may be assigned by Qualstar upon the sale of substantially all of its assets.

11.5 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and transmitted via email, and shall be deemed to have been given at the time of transmittal, as follows:

To Qualstar:

Qualstar Corporation
130 West Cochran Street, Unit C
Simi Valley, CA 93065
Attn.: Sean M. Leder, Chairman
Compensation Committee
of Qualstar Corporation

To Executive:

Steven N. Bronson
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11.6 Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement, and the provision held to be invalid or unenforceable shall be modified so as to be enforced as nearly as possible according to its original terms and intent but only to the extent necessary to eliminate such invalidity or unenforceability.

11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

11.8 Fees. In any suit or action brought to enforce this Agreement, or to obtain an adjudication, declaratory or otherwise, of rights hereunder, the losing party will pay to the prevailing party reasonable attorneys' fees and all other costs and expenses that may be incurred by the prevailing party in such suit or action.

11.9 Entire Agreement. This Agreement sets forth the entire understanding of the Parties relating to Executive's employment with Qualstar and merges and supersedes any prior or contemporaneous agreements between the Parties pertaining to the subject matter hereof. Notwithstanding the foregoing, nothing in this Agreement supersedes or restricts any of Executive's existing obligations to Qualstar or under other agreements between Executive and Qualstar (including all Executive's obligations to Qualstar to protect the confidentiality of information of Company and to assign intellectual property rights to it or otherwise protect its intellectual property and/or business interests), all of which remain in full force and effect.

11.10 Counterparts. This Agreement may be executed in any number of counterparts, including facsimile and email with pdf signatures which shall be deemed as original signatures. All executed counterparts shall constitute one agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

IN WITNESS WHEREOF, each Party hereto has duly executed this Agreement as of the date set forth above.

QUALSTAR CORPORATION

/s/ Sean M. Leder
Sean M. Leder, Chairman
Compensation Committee
of Qualstar Corporation

STEVEN N. BRONSON

Steven N. Bronson